EXHIBIT 99.1

      Medical Staffing Network Holdings Announces Fourth Quarter
                 and Year-End 2006 Operating Results

   170 Basis Point Improvement In Gross Profit Percentage Over Prior Year Quarter - Expecting Continued Improvement In Profitability In 2007

    BOCA RATON, Fla.--(BUSINESS WIRE)--March 5, 2007--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $99.5 million for the fourth quarter of 2006, an increase of 4.1% over third quarter 2006 revenues of $95.6 million and 1.9% from fourth quarter 2005 revenues of $97.7 million. The Company's fourth quarter of 2006 contains 14 weeks while the third quarter of 2006 and the fourth quarter of 2005 contained 13 weeks. Net loss for the fourth quarter of 2006 was $24.8 million, or $0.82 per diluted share. The Company's 2006 fourth quarter results were negatively impacted by a pretax noncash goodwill impairment charge of $28.6 million, which was determined after the Company completed its annual impairment testing in the fourth quarter, as well as an after tax noncash valuation allowance charge of $7.4 million against the Company's net deferred tax assets. Excluding the effects of the additional week in the fourth quarter, the noncash goodwill impairment charge, outsourcing implementation costs, the loss on the early extinguishment of debt and the effects of the valuation allowance, the Company would have had net income of approximately $0.8 million, or $0.03 per diluted share, for the three months ended December 31, 2006, as compared with a net loss of $0.3 million, or $0.01 per diluted share, for the fourth quarter of 2005.

    Gross profit was $23.5 million for the fourth quarter of 2006, an increase of 7.9% from the third quarter of 2006 gross profit of $21.7 million and 9.5% from the fourth quarter of 2005 gross profit of $21.4 million. Excluding the 14th week, gross profit would have been an improvement on both a sequential and prior year quarter comparative basis. Gross margin for the fourth quarter of 2006 was 23.6%, an increase from the gross margin of 22.7% for the third quarter of 2006 and 21.9% for the fourth quarter of 2005. The 170 basis point increase from the prior year quarter was primarily due to an increase in the bill-to-pay spread.

    Commenting on the fourth quarter's results, Robert J. Adamson, chairman and chief executive officer, stated, "Our gross margins are up 170 basis points over the prior year quarter and 90 basis points sequentially, which should yield significant improvement in profitability in the coming year. We are very pleased with the improvement in profitability that we achieved in 2006. Except for certain charges recorded in the fourth quarter, primarily noncash in nature, the Company's operating results for the last three quarters of 2006 were the best they have been in nearly three years. Our adjusted operating income in 2006 more than tripled that of the prior year."

    Adamson continued, "We believe that the gains in profitability that we achieved in 2006, together with a slightly more favorable pricing environment, will enable us to continue to improve profitability in 2007."

    Selling, general and administrative expenses were $20.6 million, or 20.7% of revenues, in the fourth quarter of 2006 as compared with $18.4 million, or 19.2% of revenues, in the third quarter of 2006 and $20.1 million, or 20.6% of revenues, for the same period of the prior year. Selling, general and administrative expenses would have been approximately $19.1 million excluding the 14th week in the fourth quarter of 2006 and the outsourcing implementation costs. The increase from the third quarter was primarily attributable to the Company reinvesting in various organic growth initiatives. The decrease from the prior year quarter was primarily due to cost reduction measures and the closure of underperforming branches in the first quarter 2006 restructuring initiative, partially offset by the aforementioned third quarter reinvestment.

    Revenues were $385.5 million for the year ended December 31, 2006 (53 weeks), a decrease of 4.2% from revenues of $402.5 million for the year ended December 25, 2005 (52 weeks). Excluding the 53rd week, 2006 revenues would have been approximately $378.6 million, a decrease of 6.0% from 2005. Net loss for the year ended December 31, 2006, was $27.0 million, or $0.89 per share, compared with a net loss of $0.8 million, or $0.03 per share, for the prior year. The net loss for the year ended December 31, 2006, is inclusive of a pretax charge of $3.1 million associated with the first quarter 2006 restructuring initiative, noncash pretax charges of $31.8 million (of which $3.2 million was associated with the impairment of goodwill for the locations closed in the first quarter 2006 restructuring initiative and $28.6 million was related to the annual goodwill impairment test performed during the fourth quarter), as well as an after tax noncash valuation allowance charge of $7.4 million against the Company's net deferred tax assets. Excluding the effects of the additional week in 2006, the restructuring charge, the noncash goodwill impairment charges, outsourcing implementation costs, the loss on the early extinguishment of debt and the effects of the valuation allowance, the Company would have had net income of approximately $2.4 million, or $0.08 per diluted share for the year ended December 31, 2006. Excluding other charges associated with the expense of an acquisition that was not completed, the Company would have had a net loss of approximately $0.5 million, or $0.02 per diluted share, for the year ended December 25, 2005.

    Gross profit was $86.1 million for the year ended December 31, 2006, a decrease of 2.4% from the gross profit of $88.2 million for the prior year. Excluding the 53rd week, gross profit would have been $84.4 million, a 4.3% decrease from the prior year. Gross margin for the year ended December 31, 2006, was 22.3%, as compared with 21.9% for the prior year. The increase in bill-to-pay spread was partially offset by higher benefit, travel and housing costs.

    Selling, general and administrative expenses were $75.6 million, or 19.6% of revenues, for the year ended December 31, 2006, as compared with $81.1 million, or 20.1% of revenues, for the prior year. Selling, general and administrative expenses would have been approximately $74.1 million excluding the 53rd week of 2006 and the outsourcing implementation costs. The decrease was primarily due to cost reduction measures and the closure of underperforming branches in the first quarter 2006 restructuring initiative.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Tuesday, March 6, 2007. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to sustain the improved self insurance claims experience, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, our ability to maintain the improvement in the spread between bill and pay rates, our ability to maintain the reduction in the cost of capital resulting from the amended credit facility, our ability to obtain additional financing in future periods, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JCAHO accreditation, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.



               MEDICAL STAFFING NETWORK HOLDINGS, INC.
           Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                                Three Months Ended     Year Ended
                                ------------------ -------------------
                                Dec. 31,  Dec. 25, Dec. 31,  Dec. 25,
                                  2006      2005     2006      2005
                                --------- -------- --------- ---------
Service revenues                $ 99,527  $97,651  $385,450  $402,507
Cost of services rendered         76,065   76,225   299,374   314,341
                                --------- -------- --------- ---------
  Gross profit                    23,462   21,426    86,076    88,166
                                --------- -------- --------- ---------

Operating expenses:
  Selling, general and
   administrative                 20,595   20,141    75,619    81,087
  Depreciation and amortization      931    1,177     3,913     5,259
  Impairment of goodwill          28,570        -    31,753         -
  Restructuring and other
   charges                             -        -     3,089       512
                                --------- -------- --------- ---------
Total operating expenses          50,096   21,318   114,374    86,858
                                --------- -------- --------- ---------

Income (loss) from operations    (26,634)     108   (28,298)    1,308
Loss on early extinguishment of
 debt                                 79        -        79         -
Interest expense, net                460      662     2,446     2,767
                                --------- -------- --------- ---------

Loss before benefit from income
 taxes                           (27,173)    (554)  (30,823)   (1,459)
Benefit from income taxes         (2,366)    (262)   (3,826)     (660)
                                --------- -------- --------- ---------

Net loss                        $(24,807) $  (292) $(26,997) $   (799)
                                ========= ======== ========= =========

Basic and diluted net loss per
 share                          $  (0.82) $ (0.01) $  (0.89) $  (0.03)
                                ========= ======== ========= =========

Weighted average common shares
 outstanding:
  Basic and diluted               30,257   30,235    30,249    30,233

Operating Statistics:
Hours worked                       2,434    2,375     9,450     9,794




               MEDICAL STAFFING NETWORK HOLDINGS, INC.
             Reconciliation to Adjusted Net Income (Loss)
           (unaudited; in thousands, except per share data)

                                 Three Months Ended     Year Ended
                                 ------------------ ------------------
                                 Dec. 31,  Dec. 25, Dec. 31,  Dec. 25,
                                   2006      2005     2006      2005
                                 --------- -------- --------- --------
Income (loss) from operations, as
 reported (1)                     (26,634)     108   (28,298)   1,308
Excluding effects of additional
 week:
  Revenue (2)                      (6,899)       -    (6,899)       -
  Cost of services rendered (3)     5,236        -     5,236        -
  Selling, general and
   administrative (4)               1,066        -     1,066        -
Add back goodwill impairment
 charge                            28,570        -    31,753        -
Add back restructuring and other
 charges                                -        -     3,089      512
Add back outsourcing
 implementation costs (5)             445        -       445        -
                                 --------- -------- --------- --------

Adjusted income from operations
 (1)                                1,784      108     6,392    1,820
Interest expense, net                (460)    (662)   (2,446)  (2,767)
Excluding effect of additional
 week - interest (6)                   26        -        26        -
                                 --------- -------- --------- --------

Adjusted income (loss) before
 income taxes (1)                   1,350     (554)    3,972     (947)
Adjusted provision for (benefit
 from) income taxes (7)               540     (262)    1,589     (428)
                                 --------- -------- --------- --------

Adjusted net income (loss) (1)   $    810  $  (292) $  2,383  $  (519)
                                 ========= ======== ========= ========

Basic adjusted net income (loss)
 per share (1)                   $   0.03  $ (0.01) $   0.08  $ (0.02)
                                 ========= ======== ========= ========
Diluted adjusted net income
 (loss) per share (1)            $   0.03  $ (0.01) $   0.08  $ (0.02)
                                 ========= ======== ========= ========

Weighted average common shares
 outstanding:
  Basic                            30,257   30,235    30,249   30,233
  Diluted                          30,323   30,235    30,300   30,233

Operating Statistics:
Hours worked (8)                    2,264    2,375     9,280    9,794

(1) These measurements are being provided as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods. These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States generally accepted accounting principles (GAAP). These measurements have certain material limitations as compared to the use of the most directly comparable GAAP financial measures. We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2) This amount excludes the impact of the additional week in the three months and year ended December 31, 2006. Revenues of $99.5 million and $385.5 million for the three months and year ended December 31, 2006 would have decreased by approximately $6.9 million to approximately $92.6 million and approximately $378.6 million, respectively.

(3) This amount excludes the impact of the additional week in the three months and year ended December 31, 2006. Cost of services rendered of $76.1 million and $299.4 million for the three months and year ended December 31, 2006 would have decreased by approximately $5.2 million to approximately $70.8 million and approximately $294.1 million, respectively.

(4) This amount excludes the impact of the additional week on variable incremental expenses in the three months and year ended December 31, 2006. Selling, general and administrative expenses of $20.6 million and $75.6 million for the three months and year ended December 31, 2006 would have decreased by approximately $1.1 million. Combined with the add back of outsourcing implementation costs of approximately $0.4 million (see note 5 below), selling, general and administrative expenses for the three months and year ended December 31, 2006 would have been approximately $19.1 million and approximately $74.1 million, respectively.

(5) This amount relates to implementation costs pursuant to outsourcing of various corporate administrative processes.

(6) This amount excludes the impact of the additional week in the three months and year ended December 31, 2006. Interest expense, net of $0.5 million and $2.4 million for the three months and year ended December 31, 2006 would have decreased by approximately $26,000 to approximately $0.4 million and approximately $2.4 million, respectively.

(7) The provision for income taxes for the three months and year ended December 31, 2006 are being calculated assuming there was no need in establishing a valuation allowance against the Company's net current and noncurrent deferred tax assets. As such, an effective income tax rate of 40% was used in calculating the adjusted net income for both the three months and year ended December 31, 2006. In calculating the provision for (benefit from) income taxes for the adjusted net income
 (loss) for the three months and year ended December 25, 2005, the Company used the same actual effective rate used during each period to calculate the adjusted provision for (benefit from) income taxes.

(8) The amounts for three months and year ended December 31, 2006 were reduced by approximately 0.2 million hours to exclude the additional week during both periods.




               MEDICAL STAFFING NETWORK HOLDINGS, INC.
                Condensed Consolidated Balance Sheets
                      (unaudited; in thousands)

                                                   Dec. 31,  Dec. 25,
                                                     2006      2005
                                                   --------- ---------

ASSETS
Current assets:
  Cash and cash equivalents                        $    527  $     42
  Accounts receivable, net                           56,717    55,863
  Other current assets                                5,047     6,542
                                                   --------- ---------
    Total current assets                             62,291    62,447

Furniture and equipment, net                          7,691     8,427
Goodwill                                             99,097   130,589
Other assets, net                                     2,072     3,453
                                                   --------- ---------

Total assets                                       $171,151  $204,916
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other current liabilities   $ 18,209  $ 14,416
  Accrued payroll and related liabilities             7,863     6,157
                                                   --------- ---------
    Total current liabilities                        26,072    20,573

Long-term debt                                       17,036    23,991
Deferred income taxes                                 4,745     9,790
Other long-term obligations                             971     1,314
                                                   --------- ---------
  Total liabilities                                  48,824    55,668

Commitments and contingencies

Total stockholders' equity                          122,327   149,248
                                                   --------- ---------

Total liabilities and stockholders' equity         $171,151  $204,916
                                                   ========= =========

    CONTACT: Medical Staffing Network Holdings, Inc.
             Jeff Yesner, (561) 322-1303
             Vice President, Finance